Filed Pursuant to Rule 433
Registration No. 333-277211

HSBC USA Inc. Market Linked Securities

Market Linked Securities—Auto-Callable with Fixed Coupon and Geared Buffered Downside

Principal at Risk Securities Linked to the Capital Stock of International Business Machines Corporation due June 3, 2027

Term Sheet to Free Writing Prospectus dated May 29, 2026

Summary of Terms

Issuer	HSBC USA Inc. (“HSBC”)
Market Measure	The Capital Stock of International Business Machines Corporation (Bloomberg ticker symbol “IBM”) (the “Underlying Stock”)
Face Amount (Original Offering Price)	The principal amount of $1,000 per security
Pricing Date*	May 29, 2026
Issue Date*	June 3, 2026
Final Calculation Day*	May 28, 2027
Stated Maturity Date*	June 3, 2027
Coupon Payments	On each coupon payment date, you will receive a fixed coupon payment at a per annum rate equal to the coupon rate (each a “coupon payment”). Each coupon payment will be calculated per security as follows: ($1,000 × coupon rate) / 4
Coupon Rate	At least 10.25% per annum, to be determined on the pricing date
Coupon Payment Dates*	Quarterly, on the 3rd of each March, June, September, and December, commencing September 2026 and ending on the stated maturity date, unless called earlier
Automatic Call	If the stock closing price of the Underlying Stock on any call date is greater than or equal to the starting price, the securities will be automatically called, and on the related call settlement date, you will be entitled to receive a cash payment per security in U.S. dollars equal to the face amount plus a final coupon payment. The securities will not be subject to automatic call until the second calculation day, which is approximately six months after the issue date.
Call Dates*	Quarterly, on the third business day prior to each coupon payment date, commencing December 2026 and ending June 2027, inclusive.
Call Settlement Dates*	Three business days after the applicable call date.
Maturity Payment Amount (per security)

If the securities are not automatically called prior to maturity, you will be entitled to receive the maturity payment amount (in addition to the final coupon payment):

• If the ending price is greater than or equal to the threshold price: a cash payment in U.S. dollars equal to $1,000; or

• If the ending price is less than the threshold price:

a number of shares of the Underlying Stock equal to the share delivery amount

Share Delivery Amount:	A number of shares of the Underlying Stock equal to the product of (i) the face amount divided by the threshold price and (ii) the adjustment factor as of the stated maturity date, rounded to five decimal places. The adjustment factor is initially set equal to 1.0 on the pricing date, subject to adjustment for certain corporate events relating to the Underlying Stock. We will pay cash in lieu of delivering any fractional shares of the Underlying Stock in an amount equal to that fraction multiplied by the ending price
Buffer Amount	20%
Starting Price	The stock closing price on the pricing date
Ending Price	The stock closing price on the final calculation day
Threshold Price	80% of the starting price

Summary of Terms (Continued)

Calculation Agent	HSBC
Denominations	$1,000 and integral multiples of $1,000 in excess thereof
Agent’s Commission and Other Fees	Up to 1.575%; dealers, including those using the trade name Wells Fargo Advisors (“WFA”), may receive a selling concession of up to 1.00% and WFA will receive a distribution expense fee of 0.075%. In addition, in respect of certain securities sold in this offering, the Issuer may pay a fee of up to 0.20% per security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.
CUSIP / ISIN	40428H3S9/ US40428H3S97
Material Tax Consequences:	See the free writing prospectus.

Hypothetical Payout Profile (Maturity Payment Amount)**

** If the ending price is less than the threshold price, you will receive on the stated maturity date per security a number of shares of the Underlying Stock equal to the share delivery amount.

Fractional shares will be paid in cash. For purposes of the above profile, the value of the shares received is calculated based on the ending price. The actual value of any shares received on the stated maturity date will depend on the closing value of the Underlying Stock on the stated maturity date rather than the ending price and may be less than the amounts shown.

If the securities are not automatically called prior to stated maturity and the ending price is less than the threshold price, you will receive a number of shares of the Underlying Stock at maturity that is expected to be worth less than the face amount of the securities and may be worthless. The actual value of the shares you receive at maturity will depend on the closing value of the Underlying Stock on the stated maturity date, which may be lower than its value on the final calculation day.

Any positive return on the securities will be limited to the sum of your coupon payments. You will not participate in any appreciation of the Underlying Stock, but you will have downside exposure to the Underlying Stock if the ending price is less than the threshold price.

The estimated initial value of the securities on the pricing date is expected to be between $930.00 and $980.00 per security, which will be less than the original offering price. The market value of the securities at any time will reflect many factors and cannot be predicted with accuracy. See “Terms of the Securities—Estimated Initial Value” in the accompanying free writing prospectus.

Free writing prospectus:

https://www.sec.gov/Archives/edgar/data/83246/000110465926067912/tm2613458d405_fwp.htm

*Subject to change

The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities. See “Selected Risk Considerations” in this term sheet and beginning on page FWP-9 of the accompanying free writing prospectus, and “Risk Factors” beginning on page PS-5 of the accompanying product supplement, page S-1 of the prospectus supplement and page 1 of the prospectus.

This introductory term sheet does not provide all of the information that an investor should consider prior to making an investment decision.

Investors should carefully review the accompanying free writing prospectus, product supplement, prospectus supplement and prospectus before making a decision to invest in the securities. If the terms described in the free writing prospectus are inconsistent with those described herein, the terms described in the free writing prospectus will control.

Selected Risk Considerations

The risks set forth below are discussed in detail in the “Selected Risk Considerations” section in the accompanying free writing prospectus and the “Risk Factors” section in the accompanying product supplement, prospectus supplement and prospectus. Please review those risk disclosures carefully.

Risks Relating To The Structure Of The Securities

•      If The Securities Are Not Automatically Called Prior To Maturity, You May Lose Some Or All Of The Face Amount Of Your Securities At Maturity.

•      You May Be Exposed To A Decline In The Underlying Stock In Excess Of The Buffer Amount, But Will Not Participate In Any Positive Performance Of The Underlying Stock, And Your Maximum Possible Return On The Securities Will Be Limited To The Sum Of All Coupon Payments.

•     Higher Coupon Rates Are Associated With Greater Risk.

•     You Will Be Subject To Reinvestment Risk.

•     A Coupon Payment Date, A Call Settlement Date And The Stated Maturity Date May Be Postponed If A Call Date Or The Final Calculation Day Is Postponed.

Risk Relating To The Credit Risk Of HSBC

•     The Securities Are Subject To The Credit Risk Of HSBC USA Inc.

Risks Relating To The Estimated Value Of The Securities And Any Secondary Market

•     The Estimated Initial Value Of The Securities, Which Will Be Determined By Us On The Pricing Date, Is Expected To Be Less Than The Original Offering Price And May Differ From The Market Value Of The Securities In The Secondary Market, If Any.

•     The Price Of Your Securities In The Secondary Market, If Any, Immediately After The Pricing Date Is Expected To Be Less Than The Original Offering Price.

•     If HSBC Securities (USA) Inc. Or The Agent Were To Repurchase Your Securities Immediately After The Issue Date, The Price You Receive May Be Higher Than The Estimated Initial Value Of The Securities.

•     The Value Of The Securities Prior To Maturity Or Automatic Call Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.

•     The Securities Will Not Be Listed On Any Securities Exchange And We Do Not Expect A Trading Market For The Securities To Develop.

Risks Relating To The Underlying Stock

•      The Securities Will Be Subject To Single Stock Risk.

•      The Maturity Payment Amount And Whether The Securities Are Automatically Called Will Depend Upon The Performance Of The Underlying Stock And Therefore The Securities Are Subject To The Following Risks, Each As Discussed In More Detail In The Accompanying Product Supplement.

o     Investing In The Securities Is Not The Same As Investing In The Underlying Stock.

o     Historical Prices Of The Underlying Stock Should Not Be Taken As An Indication Of Its Future Performance During The Term Of The Securities.

o     The Securities May Become Linked To The Common Stock Of A Company Other Than The Original Underlying Stock Issuer.

o     We, The Agent And Our Respective Affiliates Cannot Control Actions By The Underlying Stock Issuer.

o     We, The Agent And Our Respective Affiliates Have No Affiliation With The Underlying Stock Issuer And Have Not Independently Verified Its Public Disclosure Of Information.

o     You Have Limited Anti-dilution Protection.

Risks Relating To Conflicts Of Interest

•     Our Economic Interests And Those Of Any Dealer Participating In The Offering Of Securities Will Potentially Be Adverse To Your Interests.

Risks Relating To Tax

•     The U.S. Federal Tax Consequences Of An Investment In The Securities Are Unclear.

The Issuer has filed a registration statement (including a prospectus, a prospectus supplement and a product supplement) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus, the prospectus supplement and the product supplement in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, any agent or any dealer participating in the offering will arrange to send you the prospectus, the prospectus supplement and the product supplement if you request them by calling your financial advisor or by calling Wells Fargo Securities at 866-346-7732.

Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.

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